Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACTS:	Watson Pharmaceuticals, Inc.
Patty Eisenhaur (Investors)
(951) 493-5611
Chris Eso (Media)
(951) 493-4013

WATSON PHARMACEUTICALS REPORTS SECOND QUARTER 2004 RESULTS

–  Earnings In Line With Recent Forecasts  –

CORONA, CA – August 3, 2004 – Watson Pharmaceuticals, Inc. (NYSE: WPI), a leading specialty pharmaceutical company, reported today its financial results for the second quarter of 2004.  Total net revenue increased 12 percent to $399.4 million, as compared to $355.9 million for the second quarter ended June 30, 2003.  Second quarter total net revenue growth was driven by a strong performance in the Company’s Generic division, offset by lower revenue in the Company’s Women’s Health and General Products franchises.

Net income for the second quarter of 2004 decreased to $34.9 million, as compared to net income of $50.7 million for the same period of 2003.  Net income for the second quarter of 2004 includes a $10.0 million milestone payment ($6.4 million, net of tax, or $0.06 per diluted share) related to a transaction with Kissei Pharmaceutical Co., Ltd. and a $3.7 million charge ($2.4 million, net of tax, or $0.02 per diluted share) related to the repurchase of a portion of the Company’s 7 1/8 percent Senior Notes due 2008.  Including these charges, earnings per diluted share was $0.32, as compared to $0.47 per diluted share for the prior year period.

For the six months ended June 30, 2004, total net revenues increased 17 percent to $809.0 million, as compared to $692.8 million for the first six months of 2003.  Net income for the first six months of 2004 decreased to $81.6 million, or $0.74 per diluted share, compared to net income of $98.5 million, or $0.91 per diluted share, for the same period of 2003.  Net income for the first six months of 2004 includes $17.7 million in charges ($14.0 million in the first quarter of 2004 and $3.7 million in the second quarter of 2004, or $0.10 per diluted share) related to the repurchases of a portion of the Company’s 7 1/8 percent Senior Notes due 2008, and the $10.0 million milestone payment ($0.06 per diluted share) related to the transaction with Kissei Pharmaceutical Co., Ltd.

“We are committed to increasing our investment in research and development, as we believe it represents a key to the future success of the Company," said Dr. Allen Chao, Watson’s Chairman and Chief Executive Officer.  "We believe this investment will deliver valuable new products over the next several years and will enable us to maximize our long-term growth potential.”

Second Quarter 2004 Highlights

Generic division revenue for the second quarter of 2004 increased 39 percent to $224.3 million, as compared to $161.3 million in the second quarter of 2003, due to new product launches during the fourth quarter of 2003 and first quarter of 2004.

Brand division revenue for the second quarter of 2004 decreased to $165.8 million, as compared to $185.9 million in the second quarter of 2003, due to a decrease in revenues in the Women’s Health franchise, primarily due to lower wholesaler purchases in the quarter.  In addition, revenue declined in the Company’s General Products franchise, primarily as a result of declining sales of the Company’s mature pain products.

Other net revenue increased seven percent to $9.3 million in the second quarter of 2004, as compared to $8.7 million in the second quarter of 2003.

Net Revenue Results

By Division and Product Line

	Three Months Ending June 30, 2004		Six Months Ending June 30, 2004
Generic Division	$224.3	million	$449.3	million
Brand Division
Women’s Health	$73.8	million	$156.1	million
General Products*	$50.6	million	$93.6	million
Nephrology	$41.4	million	$85.4	million
Other	$9.3	million	$24.6	million
Total net revenues	$399.4	million	$809.0	million

*                 Includes Oxytrol® sales of $8.6 million and $14.5 million for the three and six months ending June 30, 2004, respectively.

Overall gross margin was 50.2 percent in the second quarter of 2004, as compared to 56.6 percent in the second quarter of 2003, primarily due to a higher mix of generic to brand product sales in the second quarter.

Research and development investment increased 65 percent to $42.5 million in the second quarter of 2004, as compared to $25.7 million in the same period of 2003, due to an increased investment in Watson’s product pipeline and a $10.0 million research and development milestone payment related to the transaction with Kissei Pharmaceutical Co., Ltd.  The Company’s generic pipeline currently has 29 Abbreviated New Drug Applications (ANDAs) on file with the Food and Drug Administration (FDA) and more than 80 products under development.

Selling, general and administrative expenses for the second quarter of 2004 increased 10 percent to $79.2 million, as compared to $72.2 million in the second quarter of 2003.

As of June 30, 2004, cash and marketable securities were $492.9 million.  For the three months ended June 30, 2004, cash flow from operations was $87.0 million.

Third Quarter and Full Year 2004 Outlook

Watson’s third quarter and full year of 2004 forecasts are based on the Company’s actual results for the first half of 2004, current prescription trends, inventory levels and the anticipated timing of future product launches.  For the third quarter of 2004, the Company estimates that total net revenue and earnings per diluted share will be approximately $390 million and $0.38 to $0.40, respectively.  Included in the third quarter of 2004 earnings per share estimate is an estimated $10.0 million charge ($6.4 million, net of tax, or $0.06 per diluted share) associated with the organizational changes the Company announced on June 28, 2004.  Excluding this special charge, earnings per diluted share for the third quarter of 2004 are estimated to be between $0.44 and $0.46 per share.

Watson estimates total net revenue and earnings per diluted share for the full year of 2004 at approximately $1.6 billion and $1.63 to $1.68 per diluted share.  Included in the full year of 2004 earnings per share estimate are: 1) $17.7 million in charges ($14.0 million in the first quarter and $3.7 million in the second quarter, or $0.10 per diluted share) related to the repurchases of a portion of the Company’s 7 1/8 percent Senior Notes due 2008; 2) a $10.0 million second quarter milestone payment ($0.06 per diluted share) related to the transaction with Kissei Pharmaceutical Co., Ltd.; and 3) an estimated $10.0 million third quarter charge ($0.06 per diluted share) associated with the organizational changes the Company announced on June 28, 2004.  Excluding these charges, earnings for the full year of 2004 are estimated to be between $1.85 and $1.90 per share.

Webcast and Conference Call Details

Watson will host a conference call and webcast today at 8:30 a.m. Eastern Daylight Time to discuss the second quarter results, third quarter and full year 2004 estimates, and recent corporate developments.  The dial-in number to access the call is (877) 251-7980, or from international locations, (706) 643-1573.  A taped replay of the call will be available by calling (800) 642-1687 with access pass code 8771485.  The replay may be accessed from international locations by dialing (706) 645-9291 and using the same pass code.  This replay will remain in effect until midnight Eastern Daylight Time, Sunday, August 8, 2004.  To access the live webcast, go to Watson’s Investor Relations Web site at http://ir.watsonpharm.com.

About Watson Pharmaceuticals, Inc.

Watson Pharmaceuticals, Inc., headquartered in Corona, California, is a leading specialty pharmaceutical company that develops, manufactures, markets, sells and distributes brand and generic pharmaceutical products.  Watson pursues a growth strategy combining internal product development, strategic alliances and collaborations and synergistic acquisitions of products and businesses.

For press release and other company information, visit Watson Pharmaceuticals’ Web site at http://www.watsonpharm.com.

Forward-Looking Statement

Statements contained in this press release that refer to Watson’s estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Watson’s current perspective of existing trends and information as of the date of this release.  For instance, any statements in this press release concerning prospects related to Watson’s strategic initiatives and anticipated financial performance are forward-looking statements.  It is important to note that Watson’s goals and expectations are not predictions of actual performance.  Watson’s performance, at times, will differ from its goals and expectations.  Actual results may differ materially from Watson’s current expectations depending upon a number of factors affecting Watson’s business.  These factors include, among others, the inherent uncertainty associated with financial projections; changes in generally accepted accounting principles; timely and successful implementation of strategic initiatives, including but not limited to the initiatives announced on June 28, 2004; the difficulty of predicting the timing or outcome of product development efforts and FDA or other regulatory agency approvals or actions; the uncertainty associated with the identification of and successful consummation of external business development transactions; market acceptance of and continued demand for Watson’s products; the impact of competitive products and pricing; variability of revenue mix between the Company’s Brand and Generic divisions; variability of trade buying patterns; patents and other intellectual property rights held by competitors and other third parties; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with FDA and other governmental regulations applicable to Watson’s facilities, products and/or business; uncertainties related to the timing and outcome of litigation and other claims; changes in the laws and regulations affecting, among other things, pricing and reimbursement of pharmaceutical products, including Medicare and Medicaid; and such other risks and uncertainties detailed in Watson’s periodic public filings with the Securities and Exchange Commission, including but not limited to Watson’s Annual Report on Form 10-K for the year ended December 31, 2003 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.  Except as expressly required by law, Watson disclaims any intent or obligation to update these forward-looking statements.

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The following table presents Watson’s Condensed Consolidated Statement of Income for the three and six months ended June 30, 2004 and 2003:

Watson Pharmaceuticals, Inc.

Condensed Consolidated Statements of Income

(Unaudited; in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

Net revenues	$399,368	$355,880	$809,026	$692,802
Cost of sales	198,854	154,376	395,335	303,977
Gross profit	200,514	201,504	413,691	388,825

Operating expenses:
Research and development	42,529	25,701	72,210	48,185
Selling, general and administrative	79,169	72,214	156,580	139,873
Amortization	17,983	17,785	35,915	36,220
Total operating expenses	139,681	115,700	264,705	224,278
Operating income	60,833	85,804	148,986	164,547

Other income (expense):
Equity in earnings (losses) of joint ventures	(1,700)	88	(3,279)	205
Gain on sales of securities	—	1,925	3,938	3,014
Gain on sale of subsidiary	—	—	—	15,676
Loss on early extinguishment of debt	(3,746)	—	(17,752)	(2,807)
Loss on impairment of assets	—	(1,218)	(891)	(14,260)
Interest income	1,015	1,442	2,222	2,684
Interest expense	(1,647)	(7,580)	(5,390)	(12,921)
Other income (expense)	(176)	(844)	(340)	(1,438)
Total other income (expense), net	(6,254)	(6,187)	(21,492)	(9,847)

Income before income tax provision	54,579	79,617	127,494	154,700
Provision for income taxes	19,652	28,902	45,908	56,156
Net income	$34,927	$50,715	$81,586	$98,544

Per share amounts:
Diluted earnings per share	$0.32	$0.47	$0.74	$0.91
Diluted weighted average shares outstanding	110,325	108,334	110,616	107,847

The following table presents Watson’s Condensed Consolidated Balance Sheets as of June 30, 2004 and December 31, 2003:

Watson Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(Unaudited; in thousands)

	June 30, 2004	December 31, 2003

Assets

Cash and cash equivalents	$473,399	$553,353
Marketable securities	19,475	20,368
Accounts receivable, net	210,619	211,174
Inventories	385,119	393,393
Other current assets	141,207	145,201
Property and equipment, net	447,820	424,995
Investments and other assets	77,568	77,226
Product rights and other intangibles, net	971,007	1,001,295
Goodwill	455,595	455,595
Total assets	$3,181,809	$3,282,600

Liabilities & Stockholders’ Equity

Current liabilities	$261,273	$338,685
Long-term debt	587,511	722,535
Deferred income taxes and other liabilities	166,780	164,034
Stockholders’ equity	2,166,245	2,057,346
Total liabilities & stockholders’ equity	$3,181,809	$3,282,600